C.H. Robinson Worldwide, Inc.

14701 Charlson Road

Eden Prairie, Minnesota 55347

Chad Lindbloom, senior vice president and chief financial officer (952) 937-7779

Angie Freeman, vice president, investor relations and public affairs (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON REPORTS FIRST QUARTER RESULTS

MINNEAPOLIS, April 21, 2009 - C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (NASDAQ: CHRW), today reported financial results for the quarter ended March 31, 2009.

Summarized financial results for the quarters ended March 31 are as follows (dollars in thousands, except per share data):

	Three months ended March 31,
	2009	2008	% Change

Gross revenues	$1,688,000	$1,985,212	-15.0%
Gross profits	338,603	338,029	0.2%
Operating income	137,368	136,077	0.9%
Net income	85,383	86,318	-1.1%
Diluted EPS	$ 0.50	$ 0.50	0.0%

Our consolidated gross revenues decreased 15.0 percent in the first quarter of 2009 compared to the first quarter of 2008. Our Transportation gross revenue decline of 19.7 percent in the first quarter of 2009 was driven by falling transportation rates, due primarily to a reduction in fuel prices, and volume declines in most of our transportation modes. A significant decline in overall transportation market demand due to the economic recession impacted our volumes. Our Sourcing gross revenues increased 8.4 percent in the first quarter of 2009 primarily due to volume growth. Our Information Services gross revenues decreased 16.0 percent in the first quarter of 2009. The decrease was driven by declines in transactions and lower fuel prices.

Total Transportation gross profits decreased 0.3 percent to $297.7 million in the first quarter of 2009 from $298.7 million in the first quarter of 2008. Our Transportation gross profit margin increased to 22.6 percent in 2009 from 18.2 percent in 2008 largely driven by a decline in fuel prices.

Our truck gross profits, which consist of truckload and less-than-truckload ("LTL") services, decreased 1.1 percent in the first quarter of 2009. Our truckload volumes decreased approximately 10 percent. Our truckload gross profit margins increased due to lower fuel prices and lower cost of capacity. Although rates declined as the quarter progressed, excluding the estimated impacts of fuel on average our truckload rates decreased approximately 1 percent in the first quarter of 2009. Our LTL shipment volumes increased approximately 5 percent. Our LTL gross profit margins also increased in the first quarter of 2009.

Our intermodal gross profit increase of 6.8 percent in the first quarter was driven by margin expansion and a small increase in volumes, due to an increase in higher-margin transactional opportunities and cross selling with existing customers.

Our ocean transportation gross profits increased 16.1 percent in the first quarter of 2009 driven by margin expansion, partially offset by decreased volumes. Excluding our previously disclosed acquisition of Transera International Holdings Ltd. ("Transera") on August 1, 2008, our ocean transportation business would have declined approximately 6 percent. Our ocean gross profit margins increased due to lower cost of capacity.

Our air transportation gross profit decrease of 8.9 percent in the first quarter of 2009 was driven by decreased volumes, partially offset by the impact of the Transera acquisition and increased gross profit margins. Excluding Transera, our air transportation business decreased approximately 14 percent.

For the first quarter, Sourcing gross profits increased 13.0 percent to $30.6 million in 2009 from $27.1 million in 2008. This increase was driven primarily by volume growth.

Our Information Services gross profits decreased 16.0 percent in the first quarter of 2009. The decrease was driven by declines in transactions. Lower fuel prices also impacted our growth, as some of our merchant fees are based on a percentage of the total sale amount.

For the first quarter, operating expenses decreased 0.4 percent to $201.2 million in 2009 from $202.0 million in 2008. This was due to a decrease of 0.3 percent in personnel expenses and a decrease of 0.4 percent in selling, general, and administrative expenses.

As a percentage of gross profits, total operating expenses decreased slightly to 59.4 percent in the first quarter of 2009 from 59.7 percent in the first quarter of 2008. This decrease was due to a decline in personnel expenses as a percentage of gross profits from 45.5 percent to 45.3 percent and a decrease in our selling, general, and administrative expenses as a percentage of gross profits from 14.3 percent in 2008 to 14.2 percent in 2009. Expenses related to our restricted stock program and various other incentive plans are variable, based on growth in our earnings. Our decline in earnings in the first quarter of 2009 compared to the growth in earnings in the first quarter of 2008 resulted in a decrease in expense related to some of these incentive plans. This contributed to a decline in personnel expenses.

Founded in 1905, C.H. Robinson Worldwide, Inc., is one of the largest non-asset based third party logistics companies in the world. C.H. Robinson is a global provider of multimodal transportation services and logistics solutions, currently serving over 32,000 customers through a network of 231 offices in North America, South America, Europe, Asia, and the Middle East. C.H. Robinson maintains one of the largest networks of motor carrier capacity in North America and works with over 50,000 transportation providers worldwide.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as changes in economic conditions such as the current recession and decreased consumer confidence, changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and availability of truck capacity or alternative means of transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the potential impacts of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel prices and availability; the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Conference Call Information:

C.H. Robinson Worldwide First Quarter 2009 Earnings Conference Call

Tuesday, April 21, 2009 5:00 p.m. Eastern time

Live webcast available through Investor Relations link at www.chrobinson.com

Telephone access: 800-218-0530

Webcast replay available through May 6, 2009; Investor Relations link at www.chrobinson.com

Telephone audio replay available until 12:59 a.m. Eastern Time on April 24, 2009: 800-405-2236;

passcode: 11128676#

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(In thousands, except per share data)

	Three months ended March 31,
	2009	2008
Gross Revenues:
Transportation	$ 1,318,526	$ 1,641,612
Sourcing	359,134	331,297
Information Services	10,340	12,303
Total gross revenues	1,688,000	1,985,212
Gross Profits:
Transportation
Truck	256,359	259,323
Intermodal	9,801	9,178
Ocean	14,227	12,255
Air	7,337	8,050
Miscellaneous	9,970	9,867
Total transportation	297,694	298,673
Sourcing	30,569	27,053
Information Services	10,340	12,303
Total gross profits	338,603	338,029

Operating costs and expenses:
Personnel expenses	153,223	153,754
Selling, general, and administrative expenses	48,012	48,198
Total operating expenses	201,235	201,952
Income from operations	137,368	136,077

Investment and other income	490	2,474

Income before provision for income taxes	137,858	138,551
Provision for income taxes	52,475	52,233
Net income	$ 85,383	$ 86,318

Net income per share (diluted)	$ 0.50	$ 0.50
Weighted average shares outstanding (diluted)	170,825	174,028

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)

	March 31, 2009	December 31, 2008

Assets
Current assets:
Cash and cash equivalents	$ 449,700	$ 494,743
Available-for-sale securities	1,988	2,644
Receivables, net	798,804	828,884
Other current assets	28,515	21,600
Total current assets	1,279,007	1,347,871

Property and equipment, net	108,547	104,088
Intangible and other assets	361,866	363,762
	$ 1,749,420	$ 1,815,721

Liabilities and stockholders' investment
Current liabilities:
Accounts payable and outstanding checks	$ 523,051	$ 568,758
Accrued compensation	36,885	93,431
Other accrued expenses	74,538	35,464
Total current liabilities	634,474	697,653

Long term liabilities	11,743	10,847
Total liabilities	646,217	708,500

Total stockholders' investment	1,103,203	1,107,221
	$ 1,749,420	$ 1,815,721

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

(In thousands, except operational data)
	Three months ended March 31,

	2009	2008
Operating activities:
Net income	$ 85,383	$ 86,318
Stock-based compensation	5,627	8,255
Depreciation and amortization	7,481	7,663
Provision for doubtful accounts	3,858	2,713
Other non-cash expenses, net	(1,258)	889
Net changes in operating elements	(42,408)	(80,106)
Net cash provided by operating activities	58,683	25,732

Investing activities:
Net property additions	(11,613)	(5,928)
Purchases of available-for-sale securities	-	(99,944)
Sales/maturities of available-for-sale securities	750	181,254
Other assets, net	-	500
Net cash (used for) provided by investing activities	(10,863)	75,882

Financing activities:
Net repurchases of common stock	(49,278)	(31,847)
Excess tax benefit from stock based compensation plans	1,983	7,711
Cash dividends	(39,573)	(37,996)
Net cash used for financing activities	(86,868)	(62,132)
Effect of exchange rates on cash	(5,995)	1,479

Net change in cash and cash equivalents	(45,043)	40,961
Cash and cash equivalents, beginning of period	494,743	338,885
Cash and cash equivalents, end of period	$ 449,700	$ 379,846

	As of March 31
	2009	2008
Operational Data:
Employees	7,481	7,505
Branches	231	220

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